Exhibit 10.2

BITNILE Holdings, Inc.

Amendment To

Class B Warrant To Purchase Shares of Class A Common Stock

This amendment (the “Amendment”) to the Class B Warrant to Purchase [●] shares of Class A Common Stock dated December 29, 2021 (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), issued to [●] (the “Holder”) by BitNile Holdings, Inc. (“NILE”). All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Warrant.

WHEREAS, NILE and the Holder desire to amend the Warrant (Warrant No. [●]) in certain respects.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Subsection C of Section 1(d) is hereby deleted and replaced in its entirety by the following:

“C= the Closing Bid Price of the Common Stock as of two (2) Trading Days prior to the time of such exercise, provided, however, that in no event shall the Closing Bid Price used for the purposes of calculating the Net Number be less than $1.54 per share.”

2.	The last paragraph of 1(d) is hereby deleted and replaced in its entirety by the following:

“In the event that: (i) Closing Bid Price used for the purposes of calculating the Net Number is below $1.54 per share; or (ii) the Holder is not able to exercise all or any portion of this Warrant, then, in either case, the Company shall, at the Holder’s election, within five (5) calendar days following receipt of a written notice from the Holder (the “Alternate Issuance Notice”) be required, with respect to all or any portion of the Warrant, as applicable, that cannot be exercised, to pay to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of this entire Warrant, or that portion of this Warrant that is not exercisable pursuant to Section 1(d) on the date of such Alternate Issuance Notice. The maximum number of shares of Common Stock issuable pursuant to a Cashless Exercise is [●] shares.”

3.	This Amendment shall be binding on the Holder and all of its successors, heirs, personal representatives and assigns and permitted transferees.

4.	Except as amended hereby, the Warrant shall remain unmodified and is hereby ratified in all respects.

5.	This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Agreed this [●] day of January, 2022.

BITNILE HOLDINGS, INC.		[●]

By:		By:
William B. Horne
Chief Executive Officer